Exhibit 99.1
Press Release
For Immediate Release

Independent Bank Group, Inc. Completes Acquisition of Integrity Bancshares, Inc.

McKINNEY, Texas, June 1, 2018—Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced the completion of the acquisition of Integrity Bancshares, Inc.

Integrity Bancshares conducts its banking operations through its wholly owned subsidiary, Integrity Bank, Houston, Texas, which has four full service banking locations in the Houston metropolitan area. As of March 31, 2018, Integrity Bancshares reported total assets of $761 million, total loans of $674 million, total deposits of $596 million, and total equity capital of $91 million.

Under the terms of the definitive agreement, Independent Bank Group issued 2,072,131 shares of Independent Bank Group common stock and paid approximately $30 million in cash to the shareholders of Integrity Bancshares as consideration for all of the outstanding securities of Integrity Bancshares. In addition, Independent Bank Group paid approximately $900 thousand in cash to certain option holders to cash out unexercised options to purchase shares of Integrity Bancshares common stock.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Ft. Worth, Austin, and Houston, Texas and the Colorado Front Range areas.

Contacts:

Analysts/Investors:

Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com	Mark Haynie Executive Vice President and General Counsel (972) 562-9004 mhaynie@ibtx.com

Media:

Peggy Smolen Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com